Exhibit 99.1

ACE*COMM RAISES $2.5 MILLION IN PRIVATE FINANCING

Gaithersburg, MD- April 1, 2005 - ACE*COMM Corporation (NASDAQ: ACEC), a global provider of advanced operations support systems (OSS) solutions for communications networks, announced today the completion of private placement financing for US$2.5 million.

The financing included a private placement of 1,000,000 Units at $2.5 per Unit, resulting in aggregate gross proceeds to ACE*COMM of $2,500,000. Each “Unit” sold in the private placement consisted of one share of ACE*COMM’s common stock, $0.01 par value, and a warrant to acquire 0.50 shares of ACE*COMM common stock at an exercise price of $3.53 per share, together with an additional investment right to acquire an additional Unit of one share of ACE*COMM common stock at an exercise price of $2.50 per share and a warrant to acquire 0.50 shares of ACE*COMM common stock at an exercise price of $3.53 per share. The transaction also involves a grant to the investors of a right to participate in additional financings that ACE*COMM may conduct in the next year.

The Company was assisted in this transaction by Houlihan Lokey Howard & Zukin Capital Inc. The investment will support ACE*COMM’s stated acquisition strategy for business growth. Currently ACE*COMM has 15.6 million shares outstanding, giving effect to the recently completed acquisition of 2helix, a telecom network asset assurance, revenue optimization, and business intelligence solutions provider based in the UK.

ACE*COMM management will host a teleconference to discuss the financing and the recent acquisition of 2helix on Wednesday, April 6, at 4:30 PM Eastern Standard Time. Interested parties may participate by calling 1(888) 675-7686, and entering the ACE*COMM reservation number 681758.

About ACE*COMM

ACE*COMM is a global provider of advanced operations support systems (OSS) solutions for telecom service providers and enterprises. ACE*COMM’s solutions are applicable to a range of legacy through next-generation networks that include wired, wireless ,voice, data, multi-media, and Internet communications networks. These solutions include the analytical tools required to extract knowledge from operating networks — knowledge customers use for revenue recovery, reduction of costs, acceleration of time-to-market for new services,

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Exhibit 99.1

and more effective customer care. ACE*COMM also offers interoperable wireless billing and electronic payment solutions, in addition to mediation and OSS solutions, for operators in both developed and emerging markets around the world. For over 20 years, ACE*COMM technology has been effectively deployed for more than 300 customers, spanning over 4000 installations, in 70 countries world-wide. ACE*COMM-installed products are presently enabling the success of customers and partners such as AT&T, Cisco, IBM, Marconi, Motorola, Alcatel, General Dynamics, Northrop-Grumman, Unisys, and Siemens. ACE*COMM is a registered ISO 9001 quality standard company. For more information, visit www.acecomm.com.

ACE*COMM, NetPlus, the ACE*COMM logo and N*VISION are registered trademarks, and Convergent Mediation is a trademark, of ACE*COMM Corporation.

Except for historical information, the matters discussed in this news release include forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including, but not limited to: the failure of anticipated demand to materialise, delays or cancellations of orders due to various factors, including business and economic conditions in the U.S. and foreign countries; industry-wide slowdowns, any limitations on customers’ financial resources, the continued convergence of voice and data networks, the continuing success of the Company’s strategic alliances for product development and marketing, customer purchasing and budgetary patterns or lack thereof; pricing pressures and the impact of competitive products; the timely development and acceptance of new products; the Company’s ability to adequately support its operations, and other risks detailed from time to time in the Company’s Report on Form 10-Q and other reports filed with the Securities Exchange Commission.

ACE*COMM Investor Relations Contact:
investor@acecomm.com

ACE*COMM Media Relations Contact:
Marcie Weber
Direct: 1(613) 730-4726

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